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Contacts:    D. Kevin Kwok                                Burns McClellan, Inc.
             Director, Business Development               Regan Codner
             and Acting Director of Investor Relations    (investors)
             SUGEN, Inc.                                  (212) 213-0006
             (650) 306-7700                               Audra Nass (media)
             IRDEPT@SUGEN.SF.CA.US                        (415) 352-6262

For Immediate Release

          SUGEN, INC. FILES TO SELL 2.5 MILLION SHARES OF COMMON STOCK

Redwood City, CA October 24, 1997 - SUGEN, Inc. (Nasdaq: SUGN) today announced that it has filed with the Securities and Exchange Commission a registration statement in connection with the proposed follow-on public offering of 2,500,000 shares of its Common Stock, all of which are being sold by the Company. In addition, the Company has granted the underwriters an option to purchase an additional 375,000 shares of Common Stock to cover over allotments, if any. The offering will be lead managed by Hambrecht & Quist, Lehman Brothers and UBS Securities.

A preliminary prospectus relating to these securities may be obtained when available from Hambrecht & Quist LLC, One Bush Street, San Francisco, CA 94104, phone: (415)439-3423, Lehman Brothers, Three World Financial Center, New York, NY 10285, phone: (516)254-7106; or UBS Securities LLC, 299 Park Avenue, New York, NY 10171, phone: (212)821-4504.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

SUGEN, Inc. is a biopharmaceutical company focusing on the development of new classes of small molecule drugs which interact in a specific manner with different members of the tyrosine kinase, serine-threonine kinase and tyrosine phosphatase families of signal transduction molecules, and their signalling pathways. These pathways are involved in a number of human diseases including cancer and diabetes, as well as disorders of the body's immune defenses and neurological systems. SUGEN has SU101 (a PDGF receptor inhibitor) in Phase II clinical trials for the treatment of malignant gliomas and other cancers, SU5271 (an EGF receptor inhibitor) in Phase I clinical studies for the treatment of psoriasis, and recently initiated a Phase I trial for SU5461, a Flk-1/KDR angiogenesis inhibitor for the treatment of solid tumor cancers. The Company has research and development collaborations with Zeneca, ASTA Medica and Allergan.

Additional written materials and press releases regarding SUGEN are available through the SUGEN Fax-On-Demand Information Service by dialing 1-888-329-4699.
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